Exhibit 99.1

MOD-PAC CORP. Reports First Quarter 2012 Financial Results

  Product sales were relatively unchanged at $13.7 million; First quarter custom folding carton sales soften marginally to $10.4 million
  First quarter gross margin lower due to higher paperboard costs and sales mix
  Awarded low-cost power through the Recharge New York program

BUFFALO, N.Y.--(BUSINESS WIRE)--May 2, 2012--MOD-PAC CORP. (NASDAQ: MPAC), a manufacturer of custom and stock paperboard packaging and provider of personalized print products, reported total revenue of $13.8 million for the first quarter of 2012, which ended March 31, 2012, compared with $13.9 million for the first quarter of 2011. The change in revenue reflects a 1.0% decline in custom folding carton sales.

Net loss for the first quarter of 2012 was $123 thousand, or ($0.04) per diluted share, compared with net income of $357 thousand, or $0.10 per diluted share, in the first quarter of 2011. Despite relatively flat sales, a change in product mix and higher paperboard costs had a negative effect on margins.

Daniel G. Keane, President and CEO, commented, “Our sales remained solid in the quarter. We added sales from a nice new custom folding carton customer, but experienced mixed levels of sales from many of our current accounts. Last year’s first quarter also benefited from a major rebranding campaign of one of our large customers.”

First Quarter 2012 Sales Solid

  Sales of custom folding cartons were down 1.0% to $10.4 million in the 2012 first quarter from $10.5 million in the prior year first quarter, primarily related to lower volume from one large customer and decreased graphic design charges partially offset by business from one new customer and increased sales from several large customers.
  Stock packaging sales increased 3.2%, or $83 thousand, to $2.7 million in the first quarter.
  Personalized print sales were $611,000 in the first quarter of 2012.

Higher Cost Paperboard Combined with Product and Customer Mix Measurably Impacted Margins

Gross profit for the 2012 first quarter was $1.8 million, or 12.9% of total revenue, compared with gross profit of $2.2 million, or 16.2% of total revenue, in the prior year period. Gross margin was negatively affected by product and customer mix, increased paperboard costs, and employee benefits.

David B. Lupp, Chief Operating Officer and Chief Financial Officer, added, “Paperboard costs were a large component of the margin compression this quarter, along with product and customer mix. We continue to pass along costs, where possible, and are starting to see signs that paperboard costs are stabilizing. We also continually address productivity enhancements to help offset the impact of inflation.”

Selling, general and administrative (SG&A) expense was up marginally to $1.9 million in the first quarter of 2012 from $1.8 million in the prior year period. The increase was a result of higher professional services costs for technology infrastructure. SG&A as a percent of total revenue was 13.8% and 13.1% in the first quarter of 2012 and 2011, respectively.

Earnings before interest, taxes, depreciation and amortization, and non-cash option expense (EBITDA) was $0.8 million in the first quarter of 2012 compared with $1.4 million in the 2011 first quarter. The Company believes that, when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. (See the Reconciliation of Net (Loss) Income to EBITDA in the attached table.)

The prior-year first quarter also benefitted from $109 thousand in other income primarily related to a New York State development grant.

The Company’s effective tax rate for the first quarter of 2012 and 2011 was 29.7% and 26.2%, respectively.

Awarded Low-cost Power

On April 24, 2012, the Company was allocated 860 kilowatts of power through the Recharge New York Power Program of the New York Power Authority. The program is designed to retain and create jobs through allocations of low-cost power. Currently, the Company relies on a cogeneration facility for its electrical power.

Mr. Lupp, noted, “Our recent growth and plans to continue to take market share required us to evaluate the lowest cost option for increased power to meet our electrical requirements. The high maintenance requirements and limited capacity of our cogeneration facility led us to change our power source to meet growing demand for our products.”

Liquidity

Cash and cash equivalents were $0.9 million at March 31, 2012, down from the 2011 year-end balance of $3.9 million, reflecting higher inventory and increased capital expenditures during the quarter. Inventory was $7.8 million at March 31, 2012, up from $7.0 million at 2011 year-end mainly due to planned forward purchasing of raw materials.

Capital expenditures for the first quarter of 2012 were $2.3 million compared with $0.3 million in the first quarter of 2011. The increase in capital spending was due to $1.6 million associated with the purchase of a previously-owned, seven-color printing press and approximately $300 thousand for infrastructure improvements needed to reconnect to the public utility electric power grid.

Mr. Lupp noted, “We had the opportunity to purchase a seven-color printing press that will enhance our capabilities and provide us greater speed and capacity.”

The capital expenditure forecast for the full-year period was revised upwards to between $4.8 million and $5.2 million.

There were no shares repurchased by the Company during the first three months of 2012. MOD-PAC has authorization to repurchase up to 200,000 shares.

The Company has a $3.0 million secured line of credit of which $0.2 million was in use through a standby letter of credit and there was no balance drawn on the line at the end of the quarter.

Webcast and Conference Call

MOD-PAC will host a conference call and webcast today at 1:30 p.m. Eastern Time. During the conference call and webcast, management will review the financial and operating results for the period, followed by a question-and-answer session.

The conference call can be accessed by dialing (201) 689-8562. The listen-only audio webcast can be monitored at www.modpac.com.

The telephonic replay will be available from 4:30 p.m. ET the day of the call until Wednesday, May 9, 2012. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 392772. Alternatively, the archive of the webcast will be available on the Company’s website at www.modpac.com. A transcript will also be posted to the website, once available.

About MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on-demand print services firm providing products and services in two product categories: folding cartons and personalized print. Within folding cartons, MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of STOCK PACKAGING primarily to the retail confectionary industry. MOD-PAC’s PERSONALIZED PRINT product line is a comprehensive offering for consumer and corporate social occasions.

MOD-PAC’s strategy for growth is to leverage its capabilities to innovate and aggressively integrate technology into its production operations providing cost-effective solutions for its customers. Applying its lean manufacturing processes, coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with quick turn-around times relative to industry standards.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

MOD-PAC CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

(in thousands except per share data)
	Three months ended
	03/31/2012	04/02/2011
Revenue
Product sales	$13,689	$13,801
Rental income	112	110
Total Revenue	13,801	13,911
Cost of products sold	12,026	11,664
Gross profit	1,775	2,247
Gross profit margin	12.9%	16.2%
Selling, general and administrative expense	1,904	1,823
(Loss) Income from operations	(129)	424
Operating margin	(0.9%)	3.0%
Interest expense, net	(47)	(49)
Other income, net	1	109
(Loss) Income before taxes	(175)	484
Income tax (benefit) expense	(52)	127
Net (loss) income	$(123)	$357

Basic (loss) income per share:	$(0.04)	$0.11
Diluted (loss) income per share:	$(0.04)	$0.10

Weighted average diluted shares outstanding	3,208	3,454

	MOD-PAC CORP.
	PRODUCT LINE REVENUE DATA
	(unaudited)
($, in thousands)
	Three Months Ended		%	2012 YTD
	3/31/2012	4/2/2011	change	% of Total
FOLDING CARTONS
Custom folding cartons	$10,380	$10,489	-1.0%	75.8%
Stock packaging	2,698	2,615	3.2%	19.7%
Folding cartons subtotal	13,078	13,104	-0.2%	95.5%

PERSONALIZED PRINT	611	697	-12.3%	4.5%

Total product revenue	$13,689	$13,801	-0.8%	100.0%

MOD-PAC CORP. CONSOLIDATED BALANCE SHEETS

(dollars in thousands)	(Unaudited)
	March 31, 2012	December 31, 2011
Current assets:
Cash and cash equivalents	$856	$3,900
Accounts receivable	5,097	5,400
Allowance for doubtful accounts	(11)	(20)
Net accounts receivable	5,086	5,380
Inventories	7,785	7,023
Refundable income taxes	88	219
Prepaid expenses	706	506
Total current assets	14,521	17,028

Property, plant and equipment, at cost:
Land	1,192	1,192
Buildings and equipment	12,870	12,789
Machinery and equipment	50,570	50,566
Construction in progress	2,397	168
	67,029	64,715
Less accumulated depreciation	(51,845)	(51,065)
Net property, plant and equipment	15,184	13,650
Deferred income taxes	128	-
Other assets	490	466
Total assets	$30,323	$31,144

Current liabilities:
Current maturities of long-term debt	$87	$89
Accounts payable	2,196	2,151
Accrued expenses	416	1,171
Total current liabilities	2,699	3,411

Long-term debt	1,800	1.820
Other liabilities	27	27
Deferred income taxes	-	87
Total liabilities	4,526	5,345

Shareholders' equity:
Common stock, $.01 par value, authorized 20,000,000 shares, issued 3,634,110 in 2012, 3,623,945 in 2011	36	36
Class B common stock, $.01 par value, authorized 5,000,000 shares, issued 573,528 in 2012, 582,493 in 2011	6	6
Additional paid-in capital	3,892	3,771
Retained earnings	29,873	29,996
	33,807	33,809
Less treasury stock at cost, 998,809 shares in 2012 and 2011	(8,010)	(8,010)
Total shareholders' equity	25,797	25,799

Total liabilities and shareholders' equity	$30,323	$31,144

MOD-PAC CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
($ in thousands)
	Three Months Ended
	March 31, 2012	April 2, 2011
Cash flows from operating activities:
Net (loss) income	$(123)	$357
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	784	724
Adjustment to provision for doubtful accounts	(16)	-
Stock option compensation expense	119	134
Deferred income taxes	(215)	47
(Gain) Loss on disposal of assets	-	(13)
Cash flows from changes in operating assets and liabilities
Accounts receivable	310	(923)
Inventories	(762)	(1,828)
Prepaid expenses	(200)	(106)
Accounts payable	45	1,575
Income taxes payable	131	63
Accrued expenses	(755)	(476)

Net cash used in operating activities	(682)	(446)

Cash flows from investing activities:
Proceeds from the sale of assets	-	13
Change in other assets	(28)	-
Capital expenditures	(2,314)	(320)

Net cash used in investing activities	(2,342)	(307)

Cash flows from financing activities:
Principal payments on long-term debt and capital leases	(22)	(92)
Proceeds from issuance of stock	2	-

Net cash used in financing activities	(20)	(92)

Net change in cash and cash equivalents	(3,044)	(845)

Cash and cash equivalents at beginning of year	3,900	3,440

Cash and cash equivalents at end of period	$856	$2,595

MOD-PAC CORP.
Reconciliation between Net (Loss) Income and EBITDA

(in thousands)	Three Months Ended
	3/31/2012	4/2/2011

Net (loss) income	$(123)	$357

Interest	47	49
Taxes	(52)	127
Depreciation and amortization	784	724
Stock-based compensation	119	134

EBITDA	$775	$1,391

EBITDA is defined as consolidated net income before interest expense, income taxes, depreciation and amortization and option expense. EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, MOD-PAC believes that providing non-GAAP information such as EBITDA is important for investors and other readers of MOD-PAC's financial statements, as it is used as an analytical indicator by MOD-PAC's management. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

CONTACT:
Kei Advisors LLC
Deborah K. Pawlowski, 716.843.3908
Dpawlowski@keiadvisors.com